Exhibit 2.1

Agreement and Plan of Merger
By and Among
HelloTech, Inc.,
Latch, Inc.
and
LS HT Merger Sub, Inc.

Dated as of June 21, 2024

TABLE OF CONTENTS

ARTICLE I	THE MERGER.	1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers	2
1.6	Effect on Capital Stock; Allocation Certificate	2
1.7	Payments at Closing.	4
1.8	Dissenting Shares.	4
1.9	Treatment of Options and Warrants.	5
1.10	Treatment of SAFEs.	5
1.11	Company Closing Deliverables.	5
1.12	Parent Closing Deliverables.	6
1.13	Taking of Necessary Action; Further Action.	7
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.	7
2.1	Organization of the Company.	7
2.2	Authority.	7
2.3	No Conflict	8
2.4	Consents.	8
2.5	Subsidiaries.	8
2.6	Company Capital Structure.	8
2.7	Company Financial Statements and Internal Controls.	9
2.8	Liabilities.	10
2.9	Absence of Certain Changes.	10
2.10	Accounts Receivable; Accounts Payable; Bank Accounts.	11
2.11	Real Property; Lease.	11
2.12	Intellectual Property.	11
2.13	Company Contracts.	13
2.14	Compliance with Laws.	14
2.15	Litigation.	14
2.16	Insurance.	14
2.17	Brokers’ and Finders’ Fees.	15
2.18	Employee Benefit Plans.	15
2.19	Employment Matters.	16
2.20	Tax Matters.	16
2.21	Data Collection and Privacy Matters.	18
2.22	Related Party Transactions.	18
2.23	Customers and Suppliers.	18
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.	19
3.1	Organization of Parent Merger Sub.	19
3.2	Authority.	19
3.3	Consents.	19
3.4	No Conflict	20
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3.5	Ownership and Activities of Merger Sub.	20
3.6	Financial Capability.	20
3.7	Solvency.	20
ARTICLE IV	CERTAIN COVENANTS.	20
4.1	Public Disclosure.	20
4.2	Termination of Company Equity Plans; Notifications.	21
4.3	Directors’ and Officers’ Indemnification.	21
4.4	Employees; Benefit Plans.	21
4.5	Conduct of the Business by Company Pending the Merger.	22
4.6	Access.	23
4.7	Exclusivity.	23
4.8	Company Stockholder Approval; Notices.	23
4.9	Efforts.	23
4.10	Closing Date Indebtedness.	23
ARTICLE V	CONDITIONS TO CLOSING	24
5.1	Conditions to Each Party’s Obligations.	24
5.2	Conditions to Obligations of the Company.	24
5.3	Conditions to Obligations of Parent and Merger Sub.	24
ARTICLE VI	TERMINATION.	25
6.1	Termination.	25
6.2	Procedure Upon Termination.	25
ARTICLE VII	DEFINITIONS, SURVIVAL, CONSTRUCTION, ETC.	26
7.1	Definitions.	26
7.2	Survival of Representations and Warranties.	35
7.3	Construction.	36
ARTICLE VIII	GENERAL PROVISIONS.	36
8.1	Notices.	36
8.2	Entire Agreement	37
8.3	Severability.	37
8.4	Specific Performance.	38
8.5	Successors and Assigns; Parties in Interest	38
8.6	Amendment and Modification; Waiver	38
8.7	Governing Law; Venue; Waiver of Jury Trial	38
8.8	Expenses.	39
8.9	Third Party Beneficiaries.	39
8.10	Non-Recourse.	39
8.11	Counterparts.	39
8.12	Conflict Waiver; Attorney-Client Privilege.	39
8.13	Time of the Essence.	40
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Agreement and Plan of Merger
This Agreement and Plan of Merger (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of June 21, 2024 (the “Agreement Date”) by and among HelloTech, Inc., a Delaware corporation (the “Company”), Latch, Inc., a Delaware corporation (“Parent”) and LS HT Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
Recital
A.The Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation in the Merger.
B.The Board of Directors of the Company (“Company Board”) has unanimously adopted resolutions (i) approving this Agreement and declaring its advisability, (ii) approving the transactions contemplated hereby, including the Merger, (iii) determining that the terms of the Merger are fair to, and in the best interests of, the Company, the Stockholders and creditors of the Company, (iv) directing that this Agreement be submitted to the Stockholders for consideration for adoption or rejection and (v) recommending that the Stockholders adopt this Agreement.
C.The Boards of Directors of both Parent and Merger Sub have each unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent and Merger Sub to enter into this Agreement and to consummate the Merger, and Parent, in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger.
D.The Company, Parent and Merger Sub desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger as provided herein.
AGREEMENT
Now, therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1.The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and owned by Parent.
1.2.Effective Time. The Closing shall take place remotely via the exchange of documents and signatures no earlier than July 1, 2024 and thereafter as promptly as practicable following the satisfaction or waiver of all applicable conditions to Closing set forth in this Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another place or date is agreed to by Merger Sub and the Company. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.
1.3.Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.
1.4.Certificate of Incorporation; Bylaws.
(a)At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, to be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is HelloTech, Inc.”
(b)At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (other than any express references to the name of Merger Sub in such bylaws, which shall be deemed to be amended to refer to the Surviving Corporation) to be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
1.5    Directors and Officers. At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall become the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.
1.6    Effect on Capital Stock; Allocation Certificate.
(a)Capital Stock of Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders:
(i)each share of Capital Stock held in the treasury of the Company at the Effective Time shall be automatically cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;
(ii)each issued and outstanding share of the Common Stock (other than Dissenting Shares) shall be automatically cancelled and extinguished and shall be automatically converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, an amount in cash equal to the Per Share Common Stock Merger Consideration;
(iii)each issued and outstanding share of the Series B Preferred Stock (other than Dissenting Shares) shall be automatically cancelled and extinguished and shall be automatically converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, an amount equal in cash equal to the Per Share Series B Preferred Stock Merger Consideration;
(iv)each issued and outstanding share of the Series A Preferred Stock (other than Dissenting Shares) shall be automatically cancelled and extinguished and shall be automatically converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, an amount equal in cash equal to the Per Share Series A Preferred Stock Merger Consideration;
(v)each issued and outstanding share of the Series A-1 Preferred Stock (other than Dissenting Shares) shall be automatically cancelled and extinguished and shall be automatically converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, an amount equal in cash equal to the Per Share Series A-1 Preferred Stock Merger Consideration;
(vi)each issued and outstanding share of the Series A-2 Preferred Stock (other than Dissenting Shares) shall be automatically cancelled and extinguished and shall be automatically converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, an amount equal in cash equal to the Per Share Series A-2 Preferred Stock Merger Consideration; and
(vii)each issued and outstanding share of the F Preferred Stock (other than Dissenting Shares) shall be automatically cancelled and extinguished and shall be automatically converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, an amount equal in cash equal to the Per Share F Preferred Stock Merger Consideration.
(b)No Further Ownership Rights in Capital Stock. The Merger Consideration, if any, paid or payable, upon the surrender for exchange of shares of Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Capital Stock that were outstanding immediately prior to the Effective Time.
(c)Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or Parent, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, so that, at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
(d)Allocation Certificate. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Merger Sub a spreadsheet signed by the Chief Executive Officer of the Company certifying in such corporate capacity as to the accuracy and completeness of each of the items set forth therein (the “Allocation Certificate”) setting forth, as of immediately prior to the Effective Time:
(i)the aggregate cash of the Company;
(ii)the aggregate Acquisition Expenses payable by the Company, together with a description and the amount of each element thereof (which, for the avoidance of doubt, such aggregate amount shall be subtracted from the Merger Consideration available for payment to Stockholders);

(iii)the aggregate Indebtedness of the Company, together with a description and the amount of each element thereof (which, for the avoidance of doubt, such aggregate amount shall be subtracted from the Merger Consideration available for payment to Stockholders whether such Indebtedness is assumed or paid off at Closing);
(iv)(A) the identity of each record holder of Preferred Stock and the number and type of Preferred Stock held by each such holder and whether such holder has executed and delivered the Stockholder Consent, (B) the identity of each record holder of Common Stock, together with the number of shares of Common Stock held by such holder, and whether such Stockholder has executed and delivered the Stockholder Consent, and (C) the identity of each record holder of F Preferred Stock and the number of F Preferred Stock held by each such holder and whether such holder has executed and delivered the Stockholder Consent;
(v)the Company’s good faith calculation of (A) the Per Share Series A Preferred Stock Merger Consideration, (B) the Per Share Series A-1 Preferred Stock Merger Consideration, (C) the Per Share Series A-2 Preferred Stock Merger Consideration, (D) the Per Share Series B Preferred Stock Merger Consideration, (E) the Per Share F Preferred Stock Merger Consideration, and (F) the Per Share Common Stock Merger Consideration; and
(vi)the Flow of Funds Memorandum with respect to payments to be made by or on behalf of Merger Sub, the Company or the Surviving Corporation on the Closing Date in connection with the Transactions, including the wire instructions for each Person to whom any payment shall be due and payable in connection with the Closing.
(e)The parties hereto acknowledge and agree that Parent, Merger Sub and their Affiliates (including after the Closing, the Surviving Corporation) can rely on the Allocation Certificate as setting forth a true, complete and accurate listing of all items set forth in and amounts payable pursuant to the Organizational Documents of the Company.
1.7    Payments at Closing. On the Closing Date but after the Effective Time, subject to the Company’s delivery of the Allocation Certificate in accordance with Section 1.6(d), Parent shall pay the Merger Consideration to each Person in such amounts as set forth in the Allocation Certificate pursuant to wire instructions set forth in the Flow of Funds Memorandum, including the following:
(a)Closing Date Indebtedness. In the event Parent elects to complete the Closing Date Indebtedness Payoff (as further described in Section 4.10) on the Closing Date, Parent shall repay the Closing Date Indebtedness as set forth on the Allocation Certificate; and
(b)Payoff of Acquisition Expenses. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Merger Sub confirmatory evidence in form and substance reasonably satisfactory to Parent with respect to each Acquisition Expense set forth on the Allocation Certificate. On the Closing Date but after the Effective Time, Parent shall pay the Acquisition Expenses that are due and payable in connection with the Closing, as applicable.
1.8    Dissenting Shares.
(a)Notwithstanding any other provisions of this Agreement to the contrary, the holder of any Dissenting Shares shall only be entitled to such rights as are provided by the DGCL. If, after the Effective Time, such Stockholder fails to perfect or otherwise waives, withdraws or loses such Stockholder’s right of appraisal or a court of competent jurisdiction determines that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, each share of Capital Stock held by such Stockholder will be deemed to have been converted as of the Effective Time.
(b)Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any written demands received by the Company for appraisal of shares of Capital Stock pursuant to the DGCL or waive any failure to timely deliver a written demand for appraisal rights or timely take any other action to perfect appraisal rights in accordance with the DGCL. The Company shall give Parent prompt notice of any demand received by the Company for the appraisal of shares. Promptly following the Effective Time, the Company, as the surviving corporation in the Merger, shall send to any Stockholder who did not provide an executed Stockholder Consent, the notices contemplated by Sections 228 and 262 of the DGCL, together with material information related thereto as required by Delaware law, each such notice in form and substance reasonably satisfactory to Merger Sub.
1.9    Treatment of Options and Warrants. At the Effective Time, automatically and without any action on the part of the holder thereof, each Company Option and each Company Warrant outstanding at the Effective Time shall no longer be outstanding and shall automatically be cancelled for no consideration, and each Company Option holder and Company Warrant holder shall cease to have any rights with respect to such Company Option or Company Warrant, as applicable. Other than as set forth on the Allocation Certificate, there shall be no amount of the Merger Consideration payable at Closing or otherwise to any Company Option holder or Company Warrant holder, and no Company Option holder or Company Warrant holder shall have any right to acquire any equity securities of Parent or the Surviving Corporation as a result of such holder’s Company Options and Company Warrants, as applicable. The Company shall adopt any resolutions, provide any required notices and otherwise take such commercially reasonable efforts to effect the treatment of Company Options and Company Warrants as set forth in this Section 1.9 and terminate the Company Equity Plan, in each case, effective as of immediately prior to the Effective Time.
1.10    Treatment of SAFEs. The Merger shall constitute a Liquidity Event (as defined in and pursuant to each Company SAFE), and each Company SAFE outstanding at the Effective Time shall automatically and without any action on the part of the holder thereof be converted into the right to receive such number of shares of Common Stock pursuant to the terms and conditions set forth in each such SAFE, which shares of Common Stock shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder of each such Company SAFE, be automatically cancelled and extinguished and automatically converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, an amount in cash equal to Per Share Common Stock Merger Consideration.
1.11    Company Closing Deliverables. On the Closing Date, the Company shall deliver or cause to be delivered:
(a)a certificate, validly executed by the Secretary of the Company, certifying as to (A) the Organizational Documents of the Company in effect as of immediately prior to the Closing, (B) the valid adoption of the Company Board Approval and (C) the valid adoption of the Stockholder Consent;
(b)(i) a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 from each payee of the Closing Date Indebtedness (only in the event Parent elects to complete the Closing Date Indebtedness Payoff) and the Acquisition Expenses, and (ii) a statement from the Company, dated no more than thirty (30) days prior to the Closing Date, and in form and substance required under Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) and reasonably acceptable to Parent, duly executed by an officer of the Company and certifying, under penalties of perjury, that the applicable

Company is not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (the “FIRPTA Statement”), and proof that the Company mailed to the IRS a copy of the FIRPTA Statement and the notice required by Treasury Regulation section 1.897-2(h)(2);
(c)a certificate of good standing from the Secretary of State of the State of Delaware and a Certificate of Status of Foreign Corporation (or similar certificate, if any) of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, if any, all of which are dated within ten (10) calendar days prior to the Closing;
(d)evidence in form and substance reasonably acceptable to Parent that the amended and restated certificate of incorporation of the Company was filed with the Secretary of State of Delaware in accordance with Section 1.4 of this Agreement;
(e)the Certificate of Merger, duly executed by the Company;
(f)a resignation letter from each of the Company’s directors and officers in a form acceptable to Parent, duly executed by each director or officer, in which each such director or officer shall resign from their director or officer position(s);
(g)invoices, in form and substance reasonably satisfactory to Parent, for the Acquisition Expenses for each payee thereof;
(h)all consents and approvals relating to the Company required to be obtained from any third party and copies of all notices required to be delivered to any third party, as described on Schedule 1.11(h);
(i)evidence, in form and substance reasonably acceptable to Parent, of the termination of any Contract relating to the payment of any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement, the Merger or the Transactions;
(j)evidence, in form and substance reasonably acceptable to Parent, of the termination of each of the Contracts set forth on Schedule 1.11(j); and
(k)evidence in form and substance reasonably acceptable to Parent that each Investor Agreement has been terminated.
1.12    Parent Closing Deliverables. On the Closing Date, Parent shall deliver or cause to be delivered:
(a)the certificate of Merger, duly executed by Merger Sub;
(b)to the payees of the Acquisition Expenses, an amount in cash equal to such payee’s portion of the Acquisition Expenses;
(c)in the event Parent elects to complete the Closing Date Indebtedness Payoff, to the payees of the Closing Date Indebtedness, an amount in cash equal to such payee’s portion of the Closing Date Indebtedness; and

(d)to each Stockholder, if applicable, an amount in cash equal to such Stockholder’s portion of the Merger Consideration, if any, as detailed in the Allocation Certificate.
1.13    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Merger Sub and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as of the Agreement Date and as of the Closing Date as follows:
2.1    Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has included in the Dataroom an accurate and complete copy of the Company’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date. The Company has not violated and is not currently in violation of its Organizational Documents in any material respect.
2.2    Authority.
(a)The Company has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions. The Company Stockholder Approval constitutes all of the necessary action or authorization on the part of the Stockholders for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions. As of the Closing Date, the Company will have delivered to Merger Sub certified copies of the Company Board Approval and the Company Stockholder Approval and as of such date, neither the Company Board Approval nor the Company Stockholder Approval will have been revoked, rescinded or amended.
(b)This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.
2.3    No Conflict. Except as set forth in Schedule 2.3(b), the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon any of the Company’s properties or assets (tangible or intangible), under (a) any provision of the Organizational Documents of the Company, (b) any Material Contract, (c) any Company Authorization or (d) any Law applicable to the Company, except, in the case of each of clauses (b) and (c), for any such conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
2.4    Consents.
(a)No consent, waiver, approval, clearance, waiting period expiration or termination, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company of the Transactions, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and notices to Stockholders required by the DGCL and the Company Certificate of Incorporation.
(b)Except as set forth in Schedule 2.4(b), there are no notices to, nor any consents, waivers and approvals of, parties to any Material Contract necessary for any such Material Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contract had the Transactions not occurred) after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contract as of immediately after the Effective Time.
2.5    Subsidiaries. Except as set forth in Schedule 2.5, the Company does not own, and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not or has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement.
2.6    Company Capital Structure.
(a)The authorized capital stock of the Company consists of: (i) 65,000,000 shares of Common Stock, of which 19,592,886 shares are issued and outstanding, (ii) 3,769,787 shares of F Preferred Stock, all of which are issued and outstanding and (iii) 35,720,102 shares of Preferred Stock, of which (A) 6,893,746 shares are designated as Series A Preferred Stock, of which 5,737,431 shares are issued and outstanding, (B) 3,207,198 shares are designated as Series A-1 Preferred Stock, of which 2,401,073 shares are issued and outstanding, (C) 2,366,864 shares are designated as Series A-2 Preferred Stock, all of which are issued and outstanding, and (D) 23,252,294 shares are designated as Series B Preferred Stock, of which 13,252,294 shares are issued and outstanding. The Company does not have any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding. The Capital Stock is held of record and, to the Company’s Knowledge, beneficially by the Persons in the amounts set forth on Schedule 2.6(a)(i). All outstanding shares of Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any Contract to which the Company is a party, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the Investor Agreements, the Organizational Documents of the Company and all applicable Laws. There are no restrictions of any kind on the transfer of the outstanding shares of Capital Stock except those imposed by applicable foreign, federal and state securities Laws or pursuant to the Investor Agreements.
(b)There are no outstanding options, warrants, appreciation rights, or other rights to acquire Capital Stock, other than (A) Company Options representing in the aggregate the right to purchase 5,039,674 shares of Common Stock under the Company Equity Plan, (B) Company Options representing in the aggregate the right to purchase 250,000 shares of Common Stock outside of the Company Equity Plan, (C) Company Warrants representing in the aggregate the right to purchase 101,095 shares of Common Stock, (D) Company Warrants representing in the aggregate the right to purchase 1,000,000 shares of Series B Preferred Stock, and (E) the Company SAFEs. Except as otherwise set forth in this Section 2.6 and on Schedule 2.6(b), there are no (i) outstanding warrants, options, agreements, calls, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding equity interests of the Company or any securities convertible into or exchangeable for any equity interests of the Company, (iii) equity interests of the Company held in treasury, (iv) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of the Company may vote, (v) agreements or understandings, including voting trusts and proxies, among or by the Company or any other Persons with respect to the Capital Stock, or any rights thereto or thereof, or (vi) outstanding obligations of the Company to issue, sell, deliver, or otherwise transfer or retire any equity interests of the Company.
(c)Except for the Investor Agreements, the Company SAFEs, Company Warrants and the Company Options, there are no (i) voting trusts, proxies or other Contracts or understandings with respect to any Company Securities to which the Company is a party, by which the Company is bound, or (ii) Contracts or understandings to which the Company is a party, by which the Company is bound, relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not breach or violate any rights or obligations under the Investor Agreements of the Company or, to the Company’s Knowledge, any other party thereto that have not been complied with or waived.
2.7    Company Financial Statements and Internal Controls.
(a)The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and, except as noted on Schedule 2.7(a), in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of notes (and subject to normal year-end adjustments). The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows, where applicable, of the Company as of the dates and for the periods indicated therein, subject to the absence of notes, the matters disclosed on

Schedule 2.7(a) and to normal year-end adjustments, which adjustments will not be material in amount or significance.
(b)The Company has in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements. Neither the Company nor, to the Company’s Knowledge, any Employee, auditor, accountant or representative of the Company has received any written, or, to the Company’s Knowledge, any other complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements.
(c)Except for the Closing Date Indebtedness and as set forth on Schedule 2.7(c), the Company does not have any Indebtedness. All outstanding Indebtedness of the Company is prepayable without prepayment penalty or premium, and no Indebtedness of the Company contains any restriction on the incurrence of Indebtedness by the Company or restricts the ability of the Company to grant any Liens on its properties or assets. Other than the Acquisition Expenses, the Company does not have, and will not have at Closing, any fees, expenses, commissions, obligations, bonuses or other payments of any kind accrued, incurred or to be paid by the Company in connection with the Transactions, including the Merger.
2.8    Liabilities. Except for liabilities: (i) expressly set forth or reserved against on the Company Balance Sheet or specifically contemplated in this Agreement, (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with prior practice (subject to normal year-end adjustments), or (iii) set forth on Schedule 2.8, the Company does not have any material debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise).
2.9    Absence of Certain Changes. Except as set forth on Schedule 2.9 or as specifically contemplated by this Agreement, since the Balance Sheet Date through and including the Agreement Date there has not been, occurred or arisen any:
(a)transaction by the Company, except any transaction that is either (i) in the ordinary course of business and consistent with prior practices and (ii) in an amount not in excess of $50,000 individually or $200,000 in the aggregate for any series of related transactions;
(b)capital expenditure or capital commitment by the Company in any amount in excess of $25,000 in any individual case or $50,000 in the aggregate;
(c)payment, discharge or satisfaction, in any amount in excess of $25,000 in any individual case or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business and consistent with prior practices of liabilities reflected or reserved against in the Company Balance Sheet;
(d)change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;
(e)increase or change in any employee benefits or the compensation payable or paid (conditionally or otherwise) to any Employee, other than regularly scheduled annual adjustments;

(f)sale, lease, license or other disposition of any of the material assets or properties of the Company, or creation of any Lien (other than Permitted Liens) in such assets or properties, except sales or non-exclusive licenses in the ordinary course of business consistent with prior practice;
(g)loan by the Company to any Person;
(h)waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with prior practice;
(i)delay or postponement of the payment of accounts payable or other liabilities of the Company or acceleration or delay of the collection of notes or accounts receivable by the Company in advance of or beyond the dates the same would have been collected in the ordinary course of business; or
(j)event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect.
2.10    Accounts Receivable; Accounts Payable; Bank Accounts. Schedule 2.10(a) sets forth (i) all accounts receivable of the Company as of May 31, 2024, together with an aging schedule indicating a range of days elapsed since being invoiced, and (ii) all accounts payable of the Company as of May 31, 2024, together with an aging schedule indicating a range of days elapsed since being billed. All accounts receivable listed on Schedule 2.10(a) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, are not subject to any valid counterclaim, set-off, defense, claim, or Lien and are collectible within the time periods consistent with the Company’s past collection practices as it relates to such type of receivable. Schedule 2.10(b) sets forth a description of each account maintained by or for the benefit of the Company at any bank or other financial institution, including the authorized signatories of each account. There are no outstanding powers of attorney executed on behalf of the Company.
2.11    Real Property; Lease.
(a)None of the Company Real Property is owned by the Company, nor has the Company ever owned any real property.
(b)Each Lease is valid, binding and enforceable in accordance with its terms, and other than the Leases, there are no other leases, subleases or other Contracts pursuant to which the Company derives any rights in any real property. To the Company’s Knowledge, there are no matters or restrictions affecting the Company Real Property or the Leases that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company of the Company Real Property for the Company’s business, and the Leases are terminable on thirty days’ notice.
2.12    Intellectual Property.
(a)Schedule 2.12(a) lists and accurately identifies: (i) all Company Registered Intellectual Property, setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable, and including the following information: (A) for each registered trademark, trade name or service mark, the class of goods and services covered and (B) for each URL or domain name, any renewal date that is within thirty (30) days of the date hereof and the name of the relevant registry; and (ii) all Company Intellectual Property (other than the Company Registered Intellectual Property identified in (i)) indicating for each item of Company Intellectual Property whether such Company Intellectual Property is owned by the Company, or whether the Company receives a license to use such Company Intellectual Property and whether such license is subject to any restrictions on the Company’s right to use the relevant Company Intellectual Property for current or future Company Products; and (iii) a description of each Company Product. All required filings and fees related to the Company Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Company Registered Intellectual Property is otherwise in good standing. The Company has made available complete and accurate copies of all applications, correspondence with any Governmental Entities and other material documents related to each item of Company Registered Intellectual Property.
(b)Except as set forth in Schedule 2.12(b), each item of Company Intellectual Property, to the Company’s Knowledge is either: (i) owned wholly and exclusively by the Company free and clear of any Liens other than Permitted Liens, or (ii) rightfully used and authorized for use by the Company and their permitted successors pursuant to a valid and enforceable Company IP Contract. The Company has and has had all rights in the Company Intellectual Property necessary to carry out the business as presently conducted, free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 2.12(b), the Company Intellectual Property constitutes all of the Intellectual Property that is used, necessary to, and sufficient for, the conduct of the business of the Company as currently conducted, including the design, development, manufacture, use, marketing, distribution, licensing out and sale of any Company Product. Title to all Company Intellectual Property owned or purported to be owned by the Company, whether beneficially or otherwise, is held by and in the name of the Company. Each item of Company Intellectual Property is subsisting and in full effect and has not been abandoned or passed into the public domain.
(c)Except as set forth in Schedule 2.12(c), the Company has made available to Parent an accurate and complete copy of each Company IP Contract for which Intellectual Property is licensed or rights are otherwise granted to, received, or acquired by the Company (other than: (A) Standard Form IP Contracts made available in the Dataroom; and (B) non-exclusive licenses to “off the shelf” third party Software that is licensed to the Company on generally available, standard commercial terms for less than $50,000 in the aggregate, where such Software is not distributed or made available by the Company, incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any Company Product, or otherwise material to the business of the Company).
(d)The Company is not obligated to provide any consideration (whether financial or otherwise) to any Person, nor is any Person otherwise entitled to any consideration, with respect to any exercise of rights by the Company or the Surviving Corporation, as successor to the Company, in the Company Intellectual Property.
(e)To the Company’s Knowledge: (i) there is no unauthorized use, infringement, or misappropriation by any Person (including Employees and current or former consultants and subcontractors) of any Company Intellectual Property owned or purported to be owned by the Company, and (ii) there has been no disclosure by any Person (including Employees and current or former consultants and subcontractors) of any proprietary or confidential Company Intellectual Property. There are no claims pending or threatened in writing by Company against any Person, nor has Company sent any written notice to any Person, regarding any actual or potential infringement, dilution, misappropriation or other unauthorized use of any Intellectual Property.
(f)The Company has taken commercially reasonable measures to protect their ownership of, and rights in, all Company Intellectual Property and all confidential information owned or purported to be owned by the Company in accordance with industry accepted practices.

2.13    Company Contracts.
(a)Except as set forth in Schedule 2.13(a), the Company has made available to Parent in the Dataroom true, complete and accurate copies of each of the following current Contracts to which the Company is a party or otherwise obligated under or by which they or their properties or assets are bound:
(i)any Employment Agreement;
(ii)any material agency, dealer, distributor, sales representative, marketing or other similar Contract which involves aggregate payments in excess of $50,000 per annum or which grants exclusivity to any such agency, dealer, distributor, sales representative, or other Person;
(iii)each Company Employee Plan;
(iv)any lease of personal property having aggregate annual rental payments in excess of $25,000;
(v)any Contract whereby the Company has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;
(vi)any Contract containing any covenant limiting the freedom of the Company or any of its Affiliates to (A) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service or (B) solicit for employment, hire or employ any Person;
(vii)any Contract relating to capital expenditures and involving future payments in excess of $25,000 in any individual case or $50,000 in the aggregate;
(viii)any Contract relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
(ix)any Contract relating to the borrowing of money or the extension of credit or any Indebtedness or Lien (other than Permitted Liens) or capital lease;
(x)any unpaid or unperformed purchase order or Contract (including for services) involving in excess of $25,000 in any individual case or $50,000 in the aggregate with any single counterparty;
(xi)any Contract with any Person to deliver products or services, which are necessary for the Company’s continuity of the services with respect to the Company Products;
(xii)any Contract pursuant to which the Company has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s sale, distribution, license or support of any Company Products;
(xiii)each Lease; or

(xiv)any Contract (including any license agreement) entered into in relation to the settlement or other disposition of any claim by or against the Company with respect to alleged infringement or misappropriation of Intellectual Property rights.
(b)Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity). The Company is in compliance in all material respects with and have not breached, violated or defaulted under, or received written notice or, to the Company’s Knowledge, any other notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Material Contract, nor to the Company’s Knowledge has there occurred any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third Person. The Company has made available to Parent accurate and complete copies of all Material Contracts.
2.14    Compliance with Laws.
(a)The Company has complied and is in compliance in all material respects with, has not been and is not in violation of, in any material respect, (i) any applicable Law, (ii) any Company Authorization, or (iii) any provision of its Organizational Documents. The Company has not received any written notices or, to the Company’s Knowledge, any other notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any applicable Law. Except for Tax licenses and registrations, there are no Company Authorizations that the Company is required to hold in order to conduct its business.
(b)The Company has complied with and is in compliance with, in each case, in all material respects, and none of them has taken any action that has materially violated or would reasonably be expected to result in a material violation of any applicable Laws related to the import and export of commodities, services, software, hardware, technology or other Intellectual Property or other applicable customs Laws, including, to the extent applicable, the USA PATRIOT Act, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the Arms Export Control Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules and regulations issued under any of the foregoing. For purposes of this Section 2.14(b), the Company shall be deemed to be fully subject to the Laws of the United States as if their operations were currently fully conducted from within the United States by a United States resident company headquartered in the United States and incorporated in one of the several states of the United States. No Proceeding or notice has been filed or commenced against the Company alleging any failure to comply with any such Laws.
2.15    Litigation. Schedule 2.15 lists and summarizes the status of all Proceedings of any nature pending or, to the Company’s Knowledge, threatened against the Company or its directors, officers, employees, agents, or other personnel at any time during the past five (5) years. None of the Company or its respective properties is subject, or at any time during the past five (5) years has been subject, to any order that materially impairs the Company’s ability to operate.
2.16    Insurance. Schedule 2.16 sets forth a list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan or program. Each director and officer of the Company is insured under the terms of the directors’ and officers’ liability insurance coverage presently maintained by the Company.
2.17    Brokers’ and Finders’ Fees. Except as will be paid as Acquisition Expenses, the Company has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or the Transactions.
2.18    Employee Benefit Plans.
(a)Schedule 2.18(a) lists each Company Employee Plan. The Company has not made any commitment to adopt or enter into any additional Company Employee Plan or to amend or terminate any existing Company Employee Plan. No Company Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.
(b)Employee Plan Compliance. (i) Each Company Employee Plan has been established and maintained in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter, or opinion letter on which the Company is entitled to rely, from the IRS with respect to such Company Employee Plan as to its qualified status under the Code or has a period of time remaining under applicable Treasury Regulations or IRS pronouncements in which to apply for and obtain such a determination letter, and nothing has occurred as to any such Company Employee Plan which has resulted or could reasonably be expected to result in the revocation of such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve such qualification; (iii) no Company Employee Plan and no party in interest with respect thereto has engaged in a “prohibited transaction,” which could subject the Company directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA; (iv) there are no Proceedings pending or threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, is there any reasonable basis therefor; (v) no communication, report or disclosure has been made which, at the time of disclosure, did not accurately reflect the terms and operation of the relevant Company Employee Plan; (vi) the Company has not undertaken to maintain any Company Employee Plan for any period of time and each Company Employee Plan can be amended, terminated or otherwise discontinued on or after the Effective Time in accordance with its terms, without liability to the Company or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vii) there are no Proceedings pending or threatened by any Governmental Entity having jurisdiction over the Company with respect to any Company Employee Plan.; and (viii) all annual reports and other filings required by any Governmental Entity having jurisdiction over the Company have been timely made. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(l) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company.
(c)No Post-Employment Obligations. Except as set forth in Schedule 2.18(c), no Company Employee Plan provides, or has any obligation to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by applicable Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by applicable Law.
(d)Effect of Transactions. The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
2.19    Employment Matters.
(a)The Company has provided to Parent a list of the Contractors and the respective compensation of each such Contractor. The form of the Contract with the Contractors has been included in the Dataroom and there are no deviations to such form. All current and former Contractors have been or were, as applicable, rightly classified as independent contractors and are not entitled to any employment benefits.
(b)The Company has provided to Parent a list of all current employees of the Company, along with their hire date, base annual salary or hourly rate of pay, and balance of accrued and unused vacation or other paid time off.
(c)The Company is not now, and never has been, a party to or bound by any collective bargaining agreement or other Contract, or any duty to bargain, with any trade union or other labor organization. In the past five (5) years, in respect of the Company, there has been no (i) union organizing activity, (ii) demand for recognition of any trade union or other labor organization as the bargaining representative of any employees, (iii) union representation proceeding before the National Labor Relations Board or other Governmental Entity, or (iv) strike, lockout, concerted slowdown, picketing or other material labor dispute.
(d)All employment of all employees of the Company may be terminated by the Company at will at any time, with or without prior notice or payment of severance or other penalty. The engagement of all Contractors may be terminated by the Company at will at any time upon no more than thirty (30) days’ written notice and without payment of severance or other penalty.
(e)The Company has provided to Parent complete and accurate copies of all Contracts with all employees of the Company, including but not limited to: Employment Agreements and offer letters; agreements providing for bonuses, commissions or other incentive compensation; and agreements providing for confidentiality, assignment of inventions, non-solicitation or non-competition.
2.20    Tax Matters.
(a)The Company (i) has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate in all material respects; (ii) have paid all Taxes required to be paid by it; (iii) have withheld all Taxes required to be withheld by it and timely paid such Taxes to the appropriate Tax Authority; and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that remains in effect.

(b)All Taxes of the Company that are not yet due and payable have been properly reserved for in the Company Financial Statements.
(c)There are no pending or, to the Company’s Knowledge, threatened audits, examinations, investigations or other proceedings with respect to any Taxes of the Company. There are no claims or assessments asserted in writing by any Tax Authority with respect to any Taxes of the Company that have not been fully paid or finally settled. Neither the Company is or has since January 1, 2018, been liable to pay any penalty, surcharge, fine or late payment interest in connection with Taxes, and there exists, to the Company’s Knowledge, no facts or circumstances which are likely to cause the Company to incur liability for any such penalty, surcharge, fine or late payment interest.
(d)Neither the Company has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).
(e)Since the Balance Sheet Date, the Company has not (A) changed any accounting method in respect of Taxes, (B) prepared any Tax Returns in a manner which is not materially consistent with the past practice of the Company with respect to the treatment of items on such Tax Returns, (C) filed any amendment to a Tax Return that will increase the Tax liability of the Company, (D) incurred any liability for Taxes other than in the ordinary course of business, (E) settled any claim or assessment in respect of Taxes, (F) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority, or (G) surrendered any right to claim a refund of Taxes.
(f)Neither Parent nor the Company (nor Affiliates of either of them) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date; (iii) installment sales or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or before the Closing Date; or (v) use of the cash method of accounting on or before the Closing Date.
(g)Neither the Company nor any of its Affiliates is a party to or bound by, or has any obligation under, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits.
(h)Neither the Company nor any of its Affiliates has claimed or received employee retention credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), the Consolidated Appropriations Act, 2021 (H.R. 133), and any successor legislation, together with any presidential memoranda or executive orders relating to COVID-19.
(i)The Company has never owned any shares of a “controlled foreign corporation” (as defined in Section 957 of the Code) or a “passive foreign investment company” (as defined in Section 1297 of the Code).

2.21    Data Collection and Privacy Matters.
(a)The Company is in material compliance with, and has not received written notice alleging that it or any of its respective customers, subcontractors or partners have failed to comply with any:
(i)applicable Data Protection Requirements;
(ii)privacy policies of the Company, or of any of their respective customers, subcontractors or partners, or of any other Person (to the extent that the Company is or has been legally bound by such privacy policies); and
(iii)the terms of use and terms of service of the Company or of any other Person (to the extent that the Company is contractually or otherwise bound by such terms of use or terms of service).
(b)The Company is not currently using, and have never used, any Flash cookies or super cookies (such as tracking cookies or headers that are designed to be difficult for a user to delete, block or detect) and do not restore, reconstitute, re-identify, re-create, re-associate, or respawn cookies when they have been deleted by a user, and have never restored, reconstituted, re-identified, re-created, re-associated or respawned cookies when they were deleted by a user.
(c)The Company has not received any written complaint from any individual about its use of his/her personal data that by itself or together with other such complaints has a Material Adverse Effect on the Company.
(d)Since January 1, 2020, there has been no material breach of security relating to, or material unauthorized access to, acquisition, use, loss, destruction, encryption, compromise, or disclosure of, the Company Information Systems or any confidential or proprietary data maintained, transmitted or stored on any Company Information Systems, except for those that that were resolved without material cost or liability or the obligation to notify any Person. The Company’s field service platform and Company Website are in good working condition and free from any material defects.
2.22    Related Party Transactions. Except as set forth on Schedule 2.22 or pursuant to any Company Employee Plan or employment contract, or employment arrangement, (i) there are no agreements, understandings, arrangements (in each case whether written or oral), liabilities or obligations between the Company, on the one hand, and any Stockholder or any current or former equityholder, director or officer of the Company or any Affiliate of any such Person, on the other hand, (ii) the Company does not provide or cause to be provided any assets, products, services or facilities to any Person described in clause (i) foregoing, (iii) no Person described in clause (i) foregoing provides or causes to be provided any assets, products, services or facilities to the Company, and (iv) the Company does not beneficially own, directly or indirectly, any interests or investment assets of any Person described in clause (i) foregoing.
2.23    Customers and Suppliers.
(a)Schedule 2.23(a) sets forth a true, complete and correct list, by company, of the ten (10) largest customers of the Company, by aggregate revenue during the twelve (12) month period ending on March 31, 2024. The Company has not received any indication from any customer (including those listed on Schedule 2.23(a)) to the effect that, and have no reason to believe that, any such customer will reduce its purchases of products or services from the Company, or otherwise modify in any material adverse respect its relationship with the Company.
(b)Schedule 2.23(b) sets forth a true, complete and correct list, by company, of the ten (10) largest suppliers (including subcontractors to the Company under any Contracts) of the Company, by dollar volume of purchases or expenditures for twelve (12) month period ending on March 31, 2024. The Company has not received any indication from any supplier (including those listed on Schedule 2.23(b)) to the effect that, and have no reason to believe that, any such supplier will cancel, reduce its provisions of products or services to the Company, or otherwise modify in any material adverse respect its relationship with the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Each of Parent and Merger Sub represents and warrants to the Company as of the Agreement Date and as of the Closing Date as follows:
3.1    Organization of Parent Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions.
3.2    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which Parent or Merger Sub is a party and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no additional corporate proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub. This Agreement and each Transaction Document to which Parent or Merger Sub is a party constitutes, or upon execution and delivery will constitute, the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.
3.3    Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to each of Parent and Merger Sub in connection with the execution, delivery and performance of this Agreement and the Related

Agreements by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the filings, permits, authorizations, consents, approvals or other such actions as may be required under, and other applicable requirements of, any applicable antitrust Laws, (c) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (d) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions in a timely manner.
3.4    No Conflict. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Related Agreements to which either is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the respective Organizational Documents of Parent or Merger Sub, (b) any material contract to which Parent or Merger Sub is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Parent or Merger Sub or any of its respective properties (whether tangible or intangible) or assets, except, in the case of clauses (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate the Transactions in a timely manner.
3.5    Ownership and Activities of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
3.6    Financial Capability. Merger Sub has (i) sufficient access to cash to pay the Merger Consideration and all of its related fees and expenses in connection with the Transaction and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder.
3.7    Solvency. Except in the case of fraud by the Company or any Stockholder and assuming (x) the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 5.1 and Section 5.3 have been satisfied or waived, and (y) the representations and warranties set forth in ARTICLE II are true and correct in all material respects, then immediately after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement, the Surviving Corporation (i) will be able to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and payable, (ii) will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) will have adequate capital to carry on its business.
ARTICLE IV
CERTAIN COVENANTS
4.1    Public Disclosure. The parties shall mutually agree on a post-closing press release announcing the closing of the Merger, and except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or court order or by regulatory authority of listing agreement, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written approval of the Company, Parent or Merger Sub; provided that this restriction shall not apply to notices from the Company to its stockholders, employees, contractors or landlords or notices or announcements that are consistent with the mutually agreed upon post-closing press release; provided further that this restriction shall not apply to notices from the Holders to their stockholders, members, limited partners, and/or legal and financial advisors. Notwithstanding the immediately preceding sentence, Parent may make any disclosures that it reasonably determines are required by applicable Law or regulation (e.g., disclosing the terms of the Merger in applicable SEC filings and reports), and in the event that Parent, Merger Sub or the Company (or any Affiliate of any of the foregoing) is otherwise required by Law, court order or any listing or trading agreement to make any such disclosure, such party shall notify the other parties prior to making such disclosure and shall use its commercially reasonable efforts to give the other parties an opportunity (as is reasonable under the circumstances) to comment on such disclosure.
4.2    Termination of Company Equity Plans; Notifications. The Company shall take all such steps as may be necessary to terminate, as of immediately prior to the Effective Time, each of the Company Equity Plans. The Company shall take all such steps as may be necessary to deliver all required notifications of the Merger and the other Transactions to the Stockholders (including the holders of Company Options and Company Warrants).
4.3    Directors’ and Officers’ Indemnification.
(a)Parent agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Company Indemnified Party as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Organizational Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Company Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.
(b)At Closing, the Surviving Corporation shall purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing coverage no less favorable than that of the Company’s policy in effect on the date of this Agreement and with a total premium amount not to exceed 150% of the amount per annum the Company paid in its last full fiscal year for such policy, which amount the Company has disclosed to Parent prior to the date of this Agreement (the “Tail Policy”). The Tail Policy shall provide coverage until the sixth (6th) anniversary of the Effective Time.
4.4    Employees; Benefit Plans. From and after the Effective Time, subject to Section 4.2, Parent shall cause the Surviving Corporation to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements set forth on Schedule 4.4; provided, for the avoidance of doubt, that the foregoing shall not be deemed to change (i) the at-will nature of any Employee’s relationship with the Company, Parent and the Surviving Corporation or (ii) the rights of the Company under any such agreement (including, without limitation, termination rights). Parent shall cause the Surviving Corporation to take all actions required so that eligible Employees of the Company shall receive service credit under the

Surviving Corporation’s employee benefit plans and arrangements for purposes of eligibility. To the extent that the Surviving Corporation modifies the coverage or benefit plans under which the employees of the Company participate as of the Effective Time, the Surviving Corporation shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. This Section 4.4 shall survive the consummation of the Merger at the Effective Time.
4.5    Conduct of the Business by Company Pending the Merger.
(a)From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 6.1, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned), (ii) as required by applicable Law, or (iii) as expressly contemplated by this Agreement, the Company shall carry on its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key customers, suppliers, partners, and other third parties with whom the Company has material business relationships.
(b)From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 6.1, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned), (ii) as required by applicable Law, or (iii) as expressly contemplated by this Agreement, the Company shall not:
(i)make, declare, set aside, or pay any dividends on, or directly or indirectly redeem, purchase or otherwise acquire, or make any other distributions in respect of, any of its capital stock or other equity interests or obligations convertible into or exchangeable for any shares of its capital stock;
(ii)issue, deliver, sell, pledge, grant, transfer, or otherwise encumber any shares of its capital stock or other equity interests or any option, warrant, or other right to acquire or receive any shares of its capital stock or other equity interests, or redeem, purchase, or otherwise acquire any shares of its capital stock or other equity interests, other than in connection with the exercise of Company Options, the Company Warrants and the Company SAFEs outstanding as of the date of this Agreement;
(iii)make any material change or modification in any manner to cash management and working capital policies, including (but not limited to) the Company’s existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including acceleration, failure or delay in receivable collections or payable remittance, prepayment of expenses, accrual of expenses, deferral and/or recognition of revenue, acceptance of customer deposits, financial accounting methods, principles, policies, or practices of the Company, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable Law; or
(iv)(A) change any accounting method in respect of Taxes, (B) prepare any Tax Returns in a manner which is not materially consistent with the past practice of the Company with respect to the treatment of items on such Tax Returns, (C) file any amendment to a Tax Return that will increase the Tax liability of the Company, (D) incur any liability for Taxes other than in the ordinary course of business, (E) settle any claim or assessment in respect of Taxes, (F) consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority, or (G) surrender any right to claim a refund of Taxes.
4.6    Access. To the extent permitted by applicable Law, during the period between the date of this Agreement and the Closing Date, the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning the Company’s business, properties and personnel as Parent may reasonably request.
4.7    Exclusivity.
(a)During the period between the date of this Agreement and the Closing Date, the Company shall not, and shall cause its directors and officers and the Stockholders not to, take any action to solicit, initiate, encourage or assist the submission of an Acquisition Proposal from any Person other than Parent. The Company shall notify Parent promptly of any inquiries by any third parties in regards to the foregoing.
(b)After the date hereof, the Company Board (or a committee thereof) shall not: (i) change, withhold, withdraw, amend, qualify or modify the recommendation of the Company Board set forth in the Company Board Approval, in each case, in a manner adverse to Parent or Merger Sub; (ii) adopt, approve, endorse, recommend, or otherwise declare advisable (or propose to adopt, approve, endorse, recommend, or otherwise declare advisable) an Acquisition Proposal; or (iii) cause or direct the Company to enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, or other Contract relating to an Acquisition Transaction.
4.8    Company Stockholder Approval; Notices. The Company shall take all action necessary and in accordance with applicable Laws and the Company’s Organizational Documents to obtain the Company Stockholder Approval. Unless otherwise requested by Parent, the Company shall take all action necessary and in accordance with applicable Laws and the Company Options, Company Warrants or Company SAFEs, as applicable, to provide notice of the Transaction to the applicable holder thereof.
4.9    Efforts. Following the date hereof, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, to consummate and make effective the Transactions as soon as reasonably practicable, and Parent and Merger Sub shall cooperate with the Company in connection therewith. Without limiting the foregoing, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents and approvals from third parties and provide any required notices to third parties, in each case as reasonably requested by Parent.
4.10    Closing Date Indebtedness. Parent intends to either (a) execute definitive loan documentation with Customers Bank (“Customers”) pursuant to which (i) Customers will, in accordance with the terms and conditions set forth in such definitive loan documentation, (A) provide a term loan in the principal amount of Six Million Dollars ($6,000,000.00) to Parent (or one of its Affiliates) and Company and (B) forgive (1) Nine Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Forty-One Cents ($933,333.41) of the balance owed by Company, and (2) all accrued interest, fees and unpaid expenses with respect to the Customers Bank Loan, and (ii) Parent will issue the Warrant to Customers, or (b) pay off the Closing Date Indebtedness pursuant to a payoff letter from Customers reflecting that (i) the Closing Date

Indebtedness is equal to Six Million Dollars ($6,000,000.00) (the “Closing Date Indebtedness Payoff”) and (ii) all Liens of Customers will be released in full upon receipt of such amount.
ARTICLE V
CONDITIONS TO CLOSING
5.1    Conditions to Each Party’s Obligations. The respective obligations of each party to proceed with the Closing shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:
(a)No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, investigation, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time.
5.2    Conditions to Obligations of the Company. The obligation of the Company to proceed with the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by the Company:
(a)Performance of Obligations; Representations and Warranties. (i) Parent shall have performed and complied in all material respects each of its obligations and covenants contained in this Agreement, the Transaction Documents and the Related Agreements to which it is a party required to be performed at or prior to the Closing; (ii) each of the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties in this Section 5.2(a), materiality qualifications contained in such representations and warranties shall be disregarded); and (iii) the Company shall have received a certificate, dated the Closing Date, from a duly authorized officer of Parent to such effect.
(b)Deliveries. Parent shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.12.
5.3    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to proceed with the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent:
(a)Performance of Obligations; Representations and Warranties. (i) The Company shall have performed and complied in all material respects each of its obligations and covenants contained in this Agreement, the Transaction Documents and the Related Agreements to which they are parties required to be performed at or prior to the Closing; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties in this Section 5.3(a), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); and (iii) Parent shall have received a certificate, dated the Closing Date, from a duly authorized officer of the Company to such effect.

(b)Company Stockholder Approval and Appraisal Rights. The Company Stockholder Approval shall have been obtained.
(c)Deliveries. The Company shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.11 and such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement, all of which shall be in full force and effect.
ARTICLE VI
TERMINATION
6.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing only as follows, whether before or after the Company Stockholder Approval:
(a)by mutual consent of the Company and Parent;
(b)by either the Company, on the one hand, or Parent, on the other hand, if the Closing shall not have occurred on or before July 15, 2024, or such other date, if any, as the Company and Parent shall agree upon; provided that no party may terminate this Agreement pursuant to this clause (b) if such party’s failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date;
(c)by Parent, if there is any continuing material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any other party such that the conditions set forth in Section 5.3(a) would not be satisfied, which breach is not cured within five (5) days following written notice thereof to the breaching party or which breach, by its nature or timing, reasonably cannot be cured prior to the Closing and shall not have been waived by Parent; and
(d)by the Company, if there is any continuing material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, such that the conditions set forth in Section 5.2(a) would not be satisfied, which breach is not cured within five (5) days following written notice thereof to the breaching party or which breach, by its nature or timing, reasonably cannot be cured prior to the Closing and shall not have been waived by the Company.
The party desiring to terminate this Agreement pursuant to the preceding clauses (b) through (d) shall give written notice of such termination to the other party in accordance with Section 8.1 below.

6.2    Procedure Upon Termination. In the event of termination pursuant to this ARTICLE VI, the transactions contemplated hereby shall be abandoned without further action by the parties hereto, provided that the agreements contained in Sections 4.1, 6.2 and 8.8 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to return all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve party from any liability for any breach by such party of this Agreement before the effective date of such termination, or otherwise affect any of the rights or remedies (whether under this Agreement, or at Law, in equity or otherwise) available to any party with respect to the breach of this Agreement by any party before the effective date of such termination.

ARTICLE VII
DEFINITIONS, SURVIVAL, CONSTRUCTION, ETC.
7.1    Definitions. For purposes of this Agreement:
“Accounting Principles” means GAAP.
“Acquisition Expenses” means, without duplication all fees, expenses, commissions, obligations, bonuses or other payments of any kind accrued, incurred or to be paid by the Company prior to or upon Closing in connection with the Transactions (including all Taxes imposed thereon) to (a) Stubbs Alderton & Markiles LLP in an amount not to exceed One Hundred and Fifty Thousand Dollars ($150,000) and (b) other such fees and expenses in an amount equal to One Hundred Thousand Dollars ($100,000).
“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including the term controlling, controlled by, or under common control with) means the possession, direct or indirect, or the power to substantially direct or cause the direction of the management or policies of a Person whether through management authority, contract, equity or voting interest or otherwise.
“Allocation Certificate” has the meaning set forth in Section 1.6(d).
“Acquisition Proposal” means any proposal, negotiation or offer from any Person (other than Parent or any of its Affiliates) relating to the sale or issuance of any of the capital stock of the Company (including without limitation via a merger) or the acquisition, sale, lease, license or other disposition of the Company or any material part of the stock or assets of the Company (any transaction described by the foregoing, an “Acquisition Transaction”).
“Acquisition Transaction” has the meaning set forth in the definition of “Acquisition Proposal.”
“Balance Sheet Date” is March 31, 2024.
“Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.
“Capital Stock” means the Common Stock, the Preferred Stock, and the F Preferred Stock.
“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments but excluding security deposits) determined in a manner strictly consistent with the Accounting Principles of the Company as of the close of business on the day immediately prior to the Closing Date.
“Certificate of Merger” means a certificate of merger in the form mutually agreed by the parties.
“Closing” means the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
“Closing Date” means the date upon which the Closing occurs.

“Closing Date Indebtedness” means, any and all outstanding amounts due and owing under the Customers Bank Loan.
“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor provisions thereto.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Authorizations” means each material certification, approval, registration, consent, license, permit, grant, exemption, variance, order or other authorization issued or granted to, or held by, the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of its business as currently conducted.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Approval” means approval and adoption of resolutions by the Company Board (i) determining that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) adopting and approving this Agreement, the Merger and the Transactions and (iii) recommending that its stockholders adopt and approve this Agreement, the Merger and the Transactions.
“Company Certificate of Incorporation” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as in effect on the Agreement Date.
“Company Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered with the Agreement by the Company to Parent and Merger Sub listing exceptions to the representations and warranties of the Company set forth in ARTICLE II or otherwise providing the information and disclosures required pursuant to this Agreement, with such exceptions and disclosures corresponding to the section numbers in this Agreement, provided that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure.
“Company Employee Plan” means any scheme, plan, program, policy, practice, Contract or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, time in lieu of pay, performance awards, stock or stock-related awards, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company has or may have any material liability, contingent or otherwise, but excluding the Company Equity Plans.
“Company Equity Plan” means the Company’s 2014 Stock Incentive Plan, as amended.

“Company Financial Statements” means (i) the unaudited consolidated balance sheets and the related consolidated statements of income, stockholders’ deficit and cash flows of the Company for the fiscal year ended December 31, 2023, (ii) the audited consolidated balance sheets and the restated consolidated statements of income, stockholders’ deficit and cash flows of the Company for the fiscal year ended December 31, 2022 and 2021, and (iii) the Company Balance Sheet and the related unaudited consolidated statements of income, stockholders’ deficit and cash flows of the Company for the three (3) month period ended on the Balance Sheet Date, in each case prepared using the Accounting Principles consistently applied.
“Company Indemnified Party” means the directors, officers, employees, and agents of the Company.
“Company Information Systems” means all information technology assets, including computer hardware, software, systems, websites, networks, data processing systems, data storage systems, and communications systems used by or on behalf of the Company.
“Company Intellectual Property” means any Intellectual Property that is used or is held for use in the business of the Company as currently conducted, including but not limited to the Company Registered Intellectual Property and the Company Products.
“Company IP Contract” means any Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property or that otherwise relates to any Company Intellectual Property or any Intellectual Property developed by, with or for the Company.
“Company Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), operations or results of operations of the Company taken as a whole or (ii) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the Transactions in a timely manner, excluding any of the foregoing that is caused by and would not have occurred but for (a) changes in general economic or political conditions; (b) changes in conditions generally affecting the industry in which the Company primarily operates; (c) changes in applicable Laws or accounting rules, or (d) changes arising from the announcement of the Transactions (including by reason of the identity of Merger Sub and its Affiliates or any communication regarding their plans or intentions with respect to the Company) and including the impact on relationships with third parties having a relationship with the Company; provided that with respect to the foregoing clauses (a), (b) and (c) such changes do not have a disproportionate impact on the Company taken as a whole relative to other companies operating in the industry in which the Company primarily operates.
“Company Option” means all outstanding options to purchase or otherwise acquire shares of Common Stock, whether vested or unvested, granted by the Company either pursuant to, or outside of, the Company Equity Plan.
“Company Products” means any product or service developed, sold, licensed, or delivered by the Company in the conduct of the business of the Company as currently conducted, previously conducted, or and currently planned by the Surviving Corporation to be conducted, including but not limited to the Company Website and all database and data compilation products and services developed by the Company.
“Company Real Property” means the real property used or occupied by the Company, in each case together with all build-out, fixtures and improvements created thereon.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property (i) owned by, under obligation of assignment to, or filed in the name of the Company or (ii) owned by, under obligation of assignment to, or filed in the name of any Stockholder or any of its Affiliates (other than the Company) and included in the Company Intellectual Property.
“Company SAFEs” means those certain simple agreements for future equity issued by the Company outstanding as of immediately prior to the Closing Date and as set forth in Schedule 2.6(b).
“Company Security” means all outstanding shares of Capital Stock, or any other outstanding voting securities or other equity or ownership interests of the Company.
“Company Stockholder Approval” means execution of the Stockholder Consent by the Stockholders (i) holding at least a majority of the outstanding shares of Capital Stock, (ii) holding at least 90% of the issued and outstanding shares of Preferred Stock, voting as a single class on an as-converted basis, (iii) holding at least a majority of the issued and outstanding shares of Series B Preferred Stock, voting as a single class on an as-converted basis, and (iv) holding at least a majority of the issued and outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock, voting as a single class on an as-converted basis.
“Company Warrants” means warrants issued by the Company to purchase shares Common Stock or shares Series B Preferred Stock, as applicable, existing as of immediately prior to the Closing Date.
“Company Website” means any public or private website or mobile application owned, maintained or operated at any time by or on behalf of the Company, and any online service made available by the Company.
“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge and current knowledge of Greg Steiner, Ryan Salmons, Danny Burke, and Seema Moody.
“Contract” means any written, oral, implied or other legally binding agreement, commitment, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, including any terms of use or terms of service for any website, platform, operating system or application and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.
“Contractor” means individuals who are currently performing services for the Company and are classified as “consultants” or “contract labor” or “independent contractors.”
“Customers Bank Loan” means that certain Loan and Security Agreement dated as of August 25, 2020 (as amended) by and between the Company and Customers (as successor in interest to Signature Bank).
“Data” means any and all data, databases, data collections and all rights therein throughout the world.
“Data Protection Requirements” means (i) any and all applicable Laws, including (a) Laws relating to the collection, storage, processing, use, transfer or deletion of Personal Data or Tracking Data,

(b) Laws relating to electronic and mobile communications, text messages, marketing or advertising materials, including anti-SPAM Laws, unsolicited advertising or communications Laws, and Laws regarding the “right to be forgotten”, (ii) industry standards of any industry organization of or in which the Company is a member or otherwise participates, and (iii) any and all contractual and other obligations legally binding upon the Company concerning the collection, use, storage or handling of Personal Data, Tracking Data, email communications or mobile communications, in each case solely to the extent applicable to the Company.
“Dataroom” means the shared drive maintained by Company as “[__]” on [___].
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” mean any shares of Capital Stock that are outstanding immediately prior to the Effective Time, entitled to appraisal rights and held by a Stockholder that has not voted in favor of or consented in writing to the Merger, and who has not waived appraisal rights in connection with the Merger and who properly demands appraisal for such shares pursuant to and in accordance with Section 262 of the DGCL.
“D&O Insurance” has the meaning set forth in Section 4.3(b).
“Effective Time” means 12:01 a.m. Central Time on the Closing Date.
“Employee” means any current, former or retired employee, officer, manager, or director of the Company or of any Person deemed to be a co-employer with the Company.
“Employment Agreement” means each management, employment, severance, consulting, bonus, relocation, repatriation, expatriation, assignment letter, visa, work permit or similar Contract between the Company or any Affiliate and any Employee.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.
“F Preferred Stock” means the F preferred stock, par value $0.0001 per share, of the Company.
“Flow of Funds Memorandum” means a memorandum listing the payments to be made by or on behalf of the Company or the Surviving Corporation on the Closing Date in connection with the Transactions, including the wire instructions for each Person to whom any payment shall be due and payable in connection with the Closing.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any (i) federal, state, local, non-U.S. or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; (iii) labor or social security bodies; or (iv) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Holder” means any Stockholder that is not a holder of Dissenting Shares.
“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), or extensions of credit (including under credit cards, bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (viii) all obligations in respect of futures Contracts, swaps, other financial Contracts and other similar obligations (determined on a net basis as if such Contract or obligation was being terminated early on such date), (ix) all obligations as a lessee capitalized in accordance with the Accounting Principles, (x) all obligations with respect to any amounts payable to any holder of equity interests in the Company in their capacity as such, including all declared and/or accrued but unpaid dividends or distributions, (xi) all deferred compensation obligations, including (A) all payment obligations under any non-qualified deferred compensation plan of the Company and (B) any underfunded pension or post-retirement liabilities of the Company, (xii) any contingent or off balance sheet liabilities or arrangement, and (xiii) accrued expenses outside of the ordinary course of business.
“Intellectual Property” means all right, title and interest, including moral rights, in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including any or all of the following: (i) all patents and applications therefor and all documents and filings claiming priority to or serving as a basis for priority thereof; (ii) proprietary and confidential information, including all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, know how, source code, formulae, models, technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) works of authorship and copyrightable work (including Software, computer files, website content, and documentation and related items), design rights, whether or not registered or published, copyrights registrations and applications therefor, and all reversions, extensions and renewals and other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trademarks, service marks, trade names, trade dress, logos, brand names, and other source or business identifiers, common law trademarks and service marks, and any registration, application, renewal and extensions of any of the foregoing and all goodwill associated with any of the foregoing throughout the world; (vi) Data; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain name registrations, uniform resource locators and social media rights, identifiers handles and tags, and other rights arising out of the registration, ownership, or use of an account with a proprietor of an Internet-based application or website that facilitates the creation and exchange of user-generated content, such as Facebook, Twitter, Pinterest, or Instagram including social network application names and application IDs, usernames, user IDs and identification numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.
“Investor Agreements” means the (i) Third Amended and Restated Voting Agreement, (ii) Third Amended and Restated Investor Rights Agreement, and (iii) Third Amended and Restated Right of First

Refusal and Co-Sale Agreement, in each case dated as of December 21, 2018 by and among the Company and the Stockholders identified therein.
“IP Contributor” means any Person (including Employees and Contractors) who have created any portion of, or otherwise who would have any rights in or to, Intellectual Property developed or created for the Company, including with respect to Company Intellectual Property owned or purported to be owned by the Company.
“IRS” means the United States Internal Revenue Service.
“Law” means any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, wage, order, writ, injunction, directive, regulation, judgment, administrative interpretation, decree, administrative or judicial decision, executive, legislative, regulatory or administrative proclamation, consent order, consent decree or industry standard.
“Leases” means (i) that certain Office Agreement, dated July 15, 2022, by and between the Company and Regus Management Group, LLC and (ii) that certain Contract of Services, dated as of March 23, 2023, by and between Channel Information Technology Support and Call Center Development Inc. and the Company.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or Contract, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security, transfer restriction under any stockholder agreement or similar Contract, or encumbrance of any nature whatsoever (including any spousal community property rights, decree of divorce or separate maintenance, property settlement, separation agreement or other Contract with a spouse).
“Material Contract” means each Contract identified in Section 2.13.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00) minus the Acquisition Expenses minus the Closing Date Indebtedness plus, if applicable, the Warrant.
“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and (ii) any joint venture, limited liability company, operating or partnership agreement or bylaws and other similar documents adopted or filed in connection with the creation, formation or organization of such Person, in each case, as amended or supplemented.
“Per Share Common Stock Merger Consideration” means an amount of Merger Consideration per share of Common Stock equal to the amount such Common Stock is entitled to pursuant to the Company’s Organizational Documents and as set forth on the Allocation Certificate, which is Zero Dollars ($0.00).
“Per Share F Preferred Stock Merger Consideration” means an amount of Merger Consideration per share of F Preferred Stock equal to the amount such F Preferred Stock is entitled to pursuant to the

Company’s Organizational Documents and as set forth on the Allocation Certificate, which is Zero Dollars ($0.00).
“Per Share Merger Consideration” means the Per Share Common Stock Merger Consideration, the Per Share Series A Preferred Stock Merger Consideration, Per Share Series A-1 Preferred Stock Merger Consideration, Per Share Series A-2 Preferred Stock Merger Consideration, the Per Share Series B Preferred Stock Merger Consideration, or Per Share F Preferred Stock Merger Consideration, as applicable, in each case which is Zero Dollars ($0.00).
“Per Share Series A Preferred Stock Merger Consideration” means an amount of Merger Consideration per share of Series A Preferred Stock equal to the amount such Series A Preferred Stock is entitled to pursuant to the Company’s Organizational Documents and as set forth on the Allocation Certificate, which is Zero Dollars ($0.00).
“Per Share Series A-1 Preferred Stock Merger Consideration” means an amount of Merger Consideration per share of Series A-1 Preferred Stock equal to the amount such Series A-1 Preferred Stock is entitled to pursuant to the Company’s Organizational Documents and as set forth on the Allocation Certificate, which is Zero Dollars ($0.00).
“Per Share Series A-2 Preferred Stock Merger Consideration” means an amount of Merger Consideration per share of Series A-2 Preferred Stock equal to the amount such Series A-2 Preferred Stock is entitled to pursuant to the Company’s Organizational Documents and as set forth on the Allocation Certificate, which is Zero Dollars ($0.00).
“Per Share Series B Preferred Stock Merger Consideration” means an amount of Merger Consideration per share of Series B Preferred Stock equal to the amount such Series B-1 Preferred Stock is entitled to pursuant to the Company’s Organizational Documents and as set forth on the Allocation Certificate, which is Zero Dollars ($0.00).
“Permitted Liens” means (i) (a) liens for Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith and for which appropriate reserves have been established on the Company Balance Sheet, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like immaterial liens arising or incurred in the ordinary course of business if the underlying obligations are not past due and are immaterial, and (c) liens for Indebtedness that will be paid at Closing; and (ii) with respect to Company Real Property, such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Personal Data” means (i) any information or data that alone or together with any other data or information may identify, is linked to, or relates to an identified or identifiable natural person, or is capable of being associated with an individual, household, or device, and (ii) any other information or data considered to Tracking Data or considered to be “personal data,” “personally identifiable information,” “personal information,” “non-public financial information” or similar term under applicable Data Protection Requirements.
“Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Proceeding” means any action, suit, claim, demand, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, application, audit, examination, investigation or enquiry, whether formal or informal, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Registered Intellectual Property” means all Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Related Agreements” mean the agreements, certificates or documents to which the Company is a party, or will be a party, that are contemplated by this Agreement.
“Series A Preferred Stock” means the Preferred Stock designated as Series A Preferred Stock.
“Series A-1 Preferred Stock” means the Preferred Stock designated as Series A-1 Preferred Stock.
“Series A-2 Preferred Stock” means the Preferred Stock designated as Series A-2 Preferred Stock.
“Series B Preferred Stock” means the Preferred Stock designated as Series B Preferred Stock.
“Software” means (a) computer software and code, including source code, executable code, and object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, compilers and decompilers, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.
“Standard Form IP Contract” means each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) end-user license agreement, subscription agreement, terms of use or service, support agreement, maintenance agreement, statement of work or other end-customer agreement; (ii) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iii) consulting, development or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iv) confidentiality or nondisclosure agreement; or (v) API or data license agreement.
“Stockholder” means, as of any date of determination, the holders of shares of Capital Stock as of such date.
“Stockholder Consent” means the consent executed by Stockholders consenting to and approving this Agreement, the Merger and the Transactions.
“Surviving Corporation” means the Company as of and after the Effective Time.
“Tax” means any U.S. federal, national, state, local, or non-U.S. net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax imposed under Section 1374, and any liability incurred or borne by virtue of the application of Treasury Regulation 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.
“Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.
“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
“Tracking Data” means (a) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device ID, device activity data or data collected from a networked physical object.
“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
“Treasury Regulations” or “Regulations” means final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury, and any successor regulations.
“Warrant” means the six-year warrant that may be issued to Customers to acquire 1,000,000 shares of the Parent’s common stock at a per-share exercise price of $1.25.
7.2    Survival of Representations and Warranties. Except in the case of fraud or intentional misrepresentation, the representations, warranties, covenants and agreements (other than those covenants and agreements that by their express terms apply or are to be performed in whole or in part on or after the Closing) contained in this Agreement or in any document or certificate delivered pursuant hereto shall not survive beyond the Closing or the termination of this Agreement and, shall terminate on the earlier of the Closing or the date on which this Agreement is terminated and, except in the case of fraud or intentional misrepresentation, there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, shareholders, attorneys, advisors, agents or other representatives (collectively, its “Representatives”). Other than the representations and warranties expressly provided in ARTICLE II, with respect to the Company, and ARTICLE III, with respect to Parent and Merger Sub, neither the Company, on the one hand, and Parent and Merger Sub, on the other hand, makes or gives any other representation or warranty under or relating to this Agreement or the transactions contemplated hereby whatsoever, and each of the Company, Parent and Merger Sub, together with their respective Affiliates, expressly disclaims all other representations and warranties, whether express, implied, or statutory, including warranties of merchantability or fitness for a particular purpose, warranties arising from course of dealing or usage of trade. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub each agrees and acknowledges that the Company and its assets are provided “as-is”, “where-is”, and with all faults. None of Merger Sub, Parent, their respective Affiliates nor any of their respective Representatives shall be entitled to make or assert any claim, or have any recourse whatsoever, against the Company or its Representatives, on account of any agreement, covenant, representation or warranty, expressed or implied, with respect to or provided by the Company or any of its Representatives.
7.3    Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)For purposes of this Agreement, where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(c)Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(d)The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and exhibits and schedules to this Agreement or to the Company Disclosure Schedule, as the context may require. References to “Schedule” or “Schedules” are intended to refer to the Company Disclosure Schedule. The Company Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.
(f)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(g)Whenever this Agreement requires the delivery to Parent or Merger Sub of an agreement or Contract, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement or Contract.
(h)References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.
(i)All references to accounting terms shall be interpreted in accordance with the Accounting Principles unless otherwise specified.
ARTICLE VIII
GENERAL PROVISIONS
8.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or by e-mail, on the day of delivery; or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(i)    if to Parent or Merger Sub, to:
Latch, Inc.
1220 N. Price Road, Suite 2
Olivette, MO 63132
Attention: Priyen Patel
Email:

with a copy (which shall not constitute notice) to:
Bryan Cave Leighton Paisner LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attention: Ashley Baker
Email: ashley.baker@bclplaw.com

(ii)    if to the Company, to:
HelloTech, Inc.
2450 Colorado Avenue, Suite 100E
Santa Monica, CA 90404
Attention: Greg Steiner
Email:

With a copy (which shall not constitute notice) to:
Stubbs Alderton & Markiles LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Attention: Scott Alderton
Email: salderton@stubbsalderton.com
8.2    Entire Agreement. This Agreement, the Related Agreements, the schedules and Exhibits hereto and thereto (including the Company Disclosure Schedule), and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
8.3    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.4    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
8.5    Successors and Assigns; Parties in Interest.
(a)This Agreement shall be binding upon the Company (prior to the Closing) and each of such Person’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Parent and Merger Sub and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the respective successors and assigns (if any) of the foregoing.
(b)No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent, Merger Sub or the Surviving Corporation (or, if prior to the Closing, the Company).
(c)Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. Except as set forth in this Section 8.5(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.
8.6    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided that after the Company Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
8.7    Governing Law; Venue; Waiver of Jury Trial.
(a)This Agreement and all claims and cause of action, whether in contract, tort or otherwise, that may relate to this Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.
(b)Unless otherwise explicitly provided in this Agreement, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in the County of Los Angeles, the State of California. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of California, in connection with any such Proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such Proceeding may be made by giving notice pursuant to Section 8.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)EACH PARTY (INCLUDING EACH HOLDER) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS.
8.8    Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses, fees and costs in connection with this Agreement and the transactions contemplated hereby.
8.9    Third Party Beneficiaries. Except pursuant to Sections 4.3 and 8.10 hereof, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties and their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy, or right of any kind.
8.10    Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto.
8.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by electronic transmission (including in the form of a PDF file or DocuSign) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by electronic transmission shall deliver an original counterpart to any other party that requests such original counterpart.
8.12    Conflict Waiver; Attorney-Client Privilege. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:
(a)Stubbs Alderton & Markiles, LLP has acted as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Transaction Engagement”). Parent agrees, and shall cause the Surviving Corporation to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Stubbs Alderton & Markiles, LLP (or any successor) (“SAM”) shall not preclude SAM from serving as counsel to any Stockholder, or any director, member, shareholder, partner, officer or employee thereof, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions.
(b)Parent shall not, and shall cause the Surviving Corporation not to, seek or have SAM disqualified from any such representation based upon the prior representation of the Company by SAM. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.12(b) shall not be deemed exclusive of any other rights to which SAM is entitled whether pursuant to law, contract or otherwise.
(c)All communications between the Company, on the one hand, and SAM, on the other hand, prior to the Closing relating to the Transaction Engagement (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Stockholders and shall not pass to or be claimed by Parent or the Surviving Corporation; provided that the parties expressly agree that the Privileged Communications shall not include or extend to any communications at or prior to the Closing between the Company or the Stockholders, or any of them, on the one hand, and SAM, on the other hand, which constitute, reflect or provide evidence of fraud. Accordingly, Parent and the Surviving Corporation shall not have access to any Privileged Communications or to the files of SAM relating to such Transaction Engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Stockholders (and not Parent or the Surviving Corporation) shall be the sole holders of the attorney-client privilege with respect to such Transaction Engagement, and none of Parent or the Surviving Corporation shall be a holder thereof, (ii) to the extent that files of SAM in respect of such Transaction Engagement constitute property of the client, only the Stockholders (and not Parent nor the Surviving Corporation) shall hold such property rights and (iii) SAM shall have no duty whatsoever to reveal or disclose any such Privileged Communications to Parent or the Surviving Corporation by reason of any attorney-client relationship between SAM and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including the Surviving Corporation), on the one hand, and a third party other than any of the Stockholders, on the other hand, Parent and its Affiliates (including the Surviving Corporation) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party. In the event that Parent or any of its Affiliates (including the Surviving Corporation) is legally required by any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by Applicable Law, and (y) advisable in the opinion of Parent’s counsel, then Parent shall promptly notify the applicable Stockholder(s) in writing so that the such Stockholder can seek a protective order.
8.13    Time of the Essence. Time is of the essence of this Agreement.

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In Witness Whereof, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the Agreement Date.

HELLOTECH, INC.

By:	/s/ Greg Steiner
Name: Greg Steiner
Title: Chief Executive Officer

LATCH, INC.

By:	/s/ Jamie Siminoff
Name: Jamie Siminoff
Title: Chief Strategy Officer

LS HT MERGER SUB, INC.

By:	/s/ Jamie Siminoff
Name: Jamie Siminoff
Title: Chief Strategy Officer

[Signature Page to Agreement and Plan of Merger]